                       CONFIDENTIAL TREATMENT REQUESTED
                       --------------------------------

                      BROMINATED PRODUCTS SUPPLY AGREEMENT
                      ------------------------------------

THIS BROMINATED PRODUCTS SUPPLY AGREEMENT (this "Agreement") effective as of the ____ day of _________, 2000, is by and between Great Lakes Chemical Corporation, a corporation of the State of Delaware, with a place of business at 500 East 96/th/ Street, Suite 500, Indianapolis, Indiana, 46240 (hereinafter "Great Lakes"), and OSCA, Inc., a company of Delaware, having an office at 156 Commission Boulevard, Lafayette, Louisiana, 70598 (hereinafter "OSCA").

                                   RECITALS:

     WHEREAS, Great Lakes produces and markets bromine and brominated products;

     WHEREAS, OSCA has global requirements for certain brominated products and desires to have a secure supply of such products from Great Lakes;

     WHEREAS, Great Lakes and OSCA desire to enter into an agreement under which Great Lakes would be OSCA's preferred supplier of certain brominated products;

     NOW, THEREFORE, the Parties agree as follows:

1.   DEFINITIONS

     (a) "Annual Requirements" shall mean OSCA's global requirements for Products for internal use and resale by OSCA or any of its affiliates or joint ventures under common control with OSCA during the Term of this Agreement.

     (b) "Contract Year" shall mean, with respect to the first contract year, the period beginning on the Effective Date of this Agreement and ending on December 31, 2000, and with respect to the second contract year and each contract year thereafter, each successive calendar year commencing on January 1, 2001.

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                                    Page 2

     (c)  "Effective Date" shall mean the date first written above.

     (d) "Party" or "Parties" shall mean Great Lakes and/or OSCA, as apparent from the context in which it is used.

     (e) "Products" shall mean the products listed on Exhibit "A" attached hereto and made a part hereof.

     (f) "Term" shall mean the period commencing on the Effective Date and ending on December 31, 2004.

2.   SUPPLY OF PRODUCTS
--   ------------------

     (a) Requirements. Subject to the terms of this Agreement, OSCA shall purchase and accept from Great Lakes and Great Lakes shall sell and deliver to OSCA, at least eighty percent (80%) and, at OSCA's option, up to one hundred percent (100%) of OSCA's Annual Requirements of Products during the Term; provided, however, that the maximum quantity of Products that Great Lakes shall be obligated to supply in the first Contract Year shall be the lesser of: (i) one hundred percent (100%) of OSCA's actual requirements for Products for such first Contract Year; and (ii) the difference between [THIS PORTION OF THE SUPPLY AGREEMENT IS CONFIDENTIAL AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION] contained bromine in the Products and the volume of contained bromine in the quantities of Products purchased by OSCA from Great Lakes during the period from January 1, 2000 up to the Effective Date. For each subsequent Contract Year, the maximum quantity of Products that Great Lakes shall be obligated to supply will be recalculated and shall be the volume of contained bromine in the average quantity of Products purchased by OSCA from Great Lakes during the immediately preceding three (3) years. For purposes of the preceding sentence, OSCA's actual purchases shall be deemed to include any quantities of Products which were supplied to OSCA by any third party due to:
(y) Great Lakes' failure or inability to to supply the Confirmed Annual Quantity as a result of force majeure or otherwise; or (z) the purchase and sale under this Agreement of less than 80% of OSCA's Annual Requirements pursuant to
Section 3.4 or as a result of mutual agreement of the Parties. Such maximum quantity, calculated in any Contract Year, shall be the "Confirmed Annual Quantity". In each Contract Year, OSCA shall purchase a quantity of Products at least equal to fifty percent (50%) of the
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                                    Page 3

Confirmed Annual Quantity for such Contract Year, subject to Section 3.4. OSCA understands and agrees that such agreement to purchase at least fifty percent (50%) of the Confirmed Annual Quantity for each Contract Year shall be deemed a take or pay obligation, and in the event OSCA fails to purchase fifty percent (50%) of the Confirmed Annual Quantity for any Contract Year, within thirty (30) days after the end of such Contract Year, at the election of Great Lakes, OSCA shall accept delivery of the difference or pay to Great Lakes the purchase price for any quantities of Products not taken.

     (b) Annual Forecasts. On or before each September 30 occurring during the Term, OSCA shall furnish Great Lakes with its good faith written estimate of OSCA's Annual Requirements by Product for the next Contract Year (the "Annual Forecast"). OSCA may change the product mix of the Products from the previous Contract Year, provided such change shall not affect the Confirmed Annual Quantity for such Contract Year. Great Lakes shall use reasonable efforts to supply the product mix requested by OSCA in its Annual Forecast and shall notify OSCA within thirty (30) days if it is unable to do so. OSCA shall provide the Annual Forecasts for planning purposes only and such forecasts shall not be a binding commitment to purchase.

     (c) Quarterly Supply. OSCA shall place firm orders for Products specifying the requested date of shipment. Great Lakes will use all reasonable efforts to accommodate OSCA's shipping and scheduling requirements within the constraints of Great Lakes' production and storage capabilities. OSCA agrees to take and Great Lakes agrees to ship the Confirmed Annual Quantity in substantially equal quarterly quantities; provided, however, that Great Lakes shall not be obligated to supply more than one hundred twenty-five percent (125%) of such equal quarterly amount within any calendar quarter. Twenty-five (25%) percent of the Confirmed Annual Quantity is hereafter referred to as the "Confirmed Quarterly Quantity."

     (d) Additional Quantities. If OSCA desires to purchase from Great Lakes more than the Confirmed Annual Quantity in any Contract Year or more than one hundred twenty-five percent (125%) of the Confirmed Quarterly Quantity in any calendar quarter, OSCA will first offer to Great Lakes the opportunity to supply such additional quantities on the terms and conditions set forth in this Agreement. Within fifteen days (15) of receipt of notice from OSCA of its desire to purchase additional quantities, Great Lakes will give written notice of its decision whether to

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                                    Page 4

supply such additional quantities on the terms and conditions set forth in this Agreement, and if Great Lakes does not agree to supply such additional quantities or fails to give any such notice, OSCA shall have the right to purchase such additional quantities from any third party.

     (e) Inventory. Great Lakes agrees to use reasonable efforts to maintain for OSCA mini mum inventory levels of one million five hundred thousand (1,500,000) pounds of 14.2 CaBr2 and six hundred thousand (600,000) pounds of
19.2 ZnCaBr2, but it is understood that Great Lakes will have no liability to OSCA for any failure to maintain such inventory. In the event the foregoing inventory levels are insufficient to support OSCA's business, the Parties agree to negotiate in good faith with respect to other storage and/or inventory options.

3.   PRICE
--   -----

     (a) Price. The price for the Products and the periodic price adjustments shall be as set forth in Exhibit "B".

     (b) Audits. OSCA shall have the right to appoint, at OSCA's expense, an independent firm of certified public accountants reasonably acceptable to Great Lakes, for the sole purpose of verifying the accuracy of the purchase price for Products as determined under this Article 3. Upon thirty (30) days' prior written notice to Great Lakes and upon the accountants' execution of a reasonable confidentiality agreement, such certified public accounting firm shall be given access to Great Lakes' books, records and accounts, and such other information and personnel as they may reasonably require for the sole purpose of verifying the accuracy of the purchase price under this Article 3. Such audits shall not occur more than once each Contract Year. OSCA's right to audit shall survive for a period of six (6) months following any expiration or termination of this Agreement. The decision of the auditor shall be binding on the Parties. Should the purchase price charged by Great Lakes to OSCA be determined by the auditors to be in error, unfavourable to OSCA, then (i) Great Lakes shall bear the costs of the audits; and (ii) Great Lakes shall pay to OSCA the sums determined by the auditor to be due and owing. Any sums due and owing to OSCA shall be paid within thirty (30) days of the determination by the auditor.

     (c) Payment of Invoices. For Products delivered to OSCA under this Agreement, OSCA shall pay Great Lakes within forty-five calendar days (45) from the date of the invoice relating thereto.

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                                    Page 5

     (d) Meet or Release. If, with respect to a portion of its Annual Requirements for Products for any Contract Year following Contract Year 2, OSCA receives a bona fide written offer for the same or similar Products on the same or similar terms and conditions for a net price lower than the price under this Agreement on a non-spot basis and for a duration of at least twelve (12) months, OSCA may give written evidence to Great Lakes of such offer, and within fifteen
(15) days of receipt of such written evidence, Great Lakes, at its option, shall agree to either match the competitive offer or release OSCA from its obligation to purchase a maximum portion of its Annual Requirements for such Contract Year as set forth below:

     (a)  Contract Year 3 - 40%

     (b)  Contract Year 4 - 60%

     (c)  Contract Year 5 and thereafter - 100%.

4.   TERM AND TERMINATION
--   --------------------

     (a) Term. This Agreement is effective as of the Effective Date and, unless sooner terminated pursuant to the provisions of this Article 4, shall continue in force during the Term, and thereafter this Agreement shall continue in effect for additional successive periods of one (1) year each unless either Party gives the other written notice of termination within twelve (12) months prior to the expiration of the initial Term or any successive renewal term.

     (b) Termination. Either party may terminate this Agreement by giving the other Party sixty (60) days written notice of such Party's material breach of this Agreement, provided, however, that the breaching Party shall have sixty
(60) days from the expiration of the sixty day notice period in which to cure such breach, except for the payment of any costs due and payable to the non-breaching Party, in which event the period in which to cure shall be thirty (30) days, whereupon the termination notice shall be considered withdrawn.

     (c) Bankruptcy and Insolvency. Either Party may terminate this Agreement in the event the other Party becomes bankrupt or insolvent or makes any assignment for the benefit of creditors, or if a trustee or receiver of its property is appointed, or if such Party takes or is subjected to any other

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                                    Page 6

action based upon its inability to meet its financial obligations. Any such termination shall be effective immediately upon issuance of a notice of termination and shall be without prejudice to any other rights or remedies at law or in equity the notifying Party may have.

     (d) Return of Proprietary Information; Damages. In the event of a termination pursuant to either Sections 4.2 or 4.3 above, the breaching Party shall promptly return to the non-breaching Party all tangible forms of Proprietary Information disclosed to it. In addition, the breaching Party shall be liable for all damages suffered by the non-breaching Party.

5.   WARRANTY; LIMITATION OF LIABILITY

     (a) Warranties. Great Lakes warrants title to the Products and that the Products supplied hereunder shall conform to Great Lakes' standard specifications for each Product in effect at the time of delivery to OSCA's receiving plant. THESE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, ARISING BY LAW OR CUSTOM, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES.

     (b)  Limitation of Liability.

     (a) After receipt of each shipment of Products hereunder, OSCA shall examine such Products for any damage, defect or shortage. All claims with respect to Products for any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort, or otherwise) shall be deemed waived unless made in writing and received by Great Lakes within one hundred twenty (120) days after receipt of such Products by OSCA; provided, however, that any claim for non-delivery of Products shall be deemed waived unless made in writing and received by Great Lakes within thirty (30) days of the scheduled arrival date. Failure of OSCA to give written notice of any claim within the applicable time period shall be deemed an absolute and unconditional waiver by OSCA of such claim.
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                                    Page 7

     (b) In the event that any Products hereunder fail to conform to the warranty in Section 5.1, as OSCA'S sole remedy for such failure, if OSCA has provided timely notice of such non-conformity under Section 5.2(a), Great Lakes shall:

               (i)   Reimburse any applicable freight expense;

               (ii) Replace the non-conforming or defective Product with conforming or non-defective Products at Great Lakes' sole expense; and

               (iii) Dispose of non-conforming or defective Products at Great Lakes' sole expense or, if Great Lakes should refuse to dispose of such Products, reimburse OSCA for the reasonable expenses incurred by OSCA in the disposal of such Products.

     (c) OSCA agrees to indemnify, save harmless and defend Great Lakes and its affiliates and each of them and each of their respective officers, directors, agents and employees (collectively, the "Great Lakes Indemnitees") from and against all suits, actions, legal proceedings, claims, demands, damages (including without limitation, consequential, incidental and punitive damages), penalties, costs, reasonable expenses and attorneys' fees, to the extent caused by, arising from, incident to, or in connection with the purchase, sale, handling, storage, packaging, use or recycling of the Products by OSCA or any third party, provided, however, that Great Lakes may recover consequential, incidental and punitive damages from OSCA for the matters described in this
Section 5.2(c) only in connection with third party claims.

     (d) Great Lakes agrees to indemnify, save harmless and defend OSCA and its affiliates and each of them and each of their respective officers, directors, agents and employees (collectively, the "OSCA Indemnities") from and against all suits, actions, legal proceedings, claims, demands, damages (including without limitation, consequential, incidental and punitive damages), penalties, costs, reasonable expenses and attorneys' fees, based on or arising from claims of third parties, to the extent caused by, arising from, incident to, or in connection with the manufacture, packaging, sale or breach of warranty of the Products by Great Lakes.
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                                    Page 8

     (e) Except as provided in Section 5.2(c) or (d), neither Party shall be liable for indirect, incidental, consequential or punitive damages, including damages for lost profits and lost business opportunities.

6.   TITLE AND RISK OF LOSS

     (a) Title and Risk of Loss. All Products sold hereunder shall be delivered FOB Great Lakes shipping point with freight to be paid by OSCA. Title shall pass and all risk of loss or damage is assumed by OSCA once possession of the Products is transferred to the carrier transporting the Products to OSCA.

7.   TAXES

     (a) Taxes. Great Lakes may add to the invoice price of Products, an amount equal to any tax now in effect or hereafter levied, with respect to the manufacture, sale, use or delivery of Products and imposed by law at the point of sale or delivery of such Products (other than taxes based upon the income of Great Lakes), including but not limited to, sales tax, use tax, retailer's occupational tax, gross receipts tax and value added tax, in each case to the extent payable by Great Lakes or required to be collected by Great Lakes.

8.   CONFIDENTIAL INFORMATION

     (a) Confidential Information. It is the intention of the Parties that an exchange of business information of the Parties related to the Products and other business and technical information of the Parties (collectively "Proprietary Information") may take place during the Term of this Agreement. Recognizing that such information to be furnished by one Party to the other may include information which the disclosing party has not publicly disclosed and which the disclosing party considers confidential to it, the Parties agree that all Proprietary Information disclosed by either Great Lakes or OSCA (the "Disclosing Party") to the other (the "Receiving Party"), whether disclosed orally or in writing, shall, for a period of seven (7) years from the date of disclosure, be maintained in confidence by the Receiving Party and the Parties agree that they shall not, for such same period, use the same for any purpose except as otherwise expressly set forth in this Agreement. Except as otherwise required by law, Proprietary Information shall include the terms and provisions of this Agreement. Notwithstanding the above, Proprietary Information shall not include information which:
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                                    Page 9

          (a) Is at the time of disclosure or thereafter becomes a part of the public domain through no act or omission of the Receiving Party, as shown by tangible evidence; or

          (b) Is in the Receiving Party's lawful, unrestricted possession prior to disclosure, as shown by its tangible records; or

          (c) Is obtained by the Receiving Party lawfully and in good faith from a third party which did not acquire the information under an obligation of confidentiality running to the Disclosing Party (but subject to all obligations and restrictions imposed by such a third party on the Receiving Party); or

          (d) Was independently developed by an employee of the Receiving Party who had no prior knowledge of such information.

     (b) Disclosure of Proprietary Information. The Receiving Party may disclose the Disclosing Party's Proprietary Information to the Receiving Party's employees who require it for purposes of this Agreement; provided, however, that prior to any such disclosure, such employees shall be advised of the obligations herein contained and shall have undertaken obligations of confidentiality and non-use with respect to such Proprietary Information no less stringent that those set forth in this Article 8.

9.   REPRESENTATIONS AND WARRANTIES

     (a) Representations and Warranties. Each Party represents and warrants that it has the right to enter into this Agreement and to assume all other obligations as set forth in this Agreement.

10.  FORCE MAJEURE

     (a) Force Majeure. If either Party is rendered unable, wholly or in part, to carry out any of its duties or obligations under this Agreement by reason of
(i) act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, embargo or (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the Party so failing; or (iii) interruption of or delay in transportation, inadequacy, or shortage or failure of materials or equipment, breakdowns, labor trouble from whatever cause
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                                    Page 10

arising and whether or not the demands of the employees involved are reasonable and within said Party's power to concede; or (iv) compliance by either Party with any order, action, failure to act, direction, or request of any governmental officer, department, agency, authority or committee thereof, and
(v) whether in any case the circumstance now exists or hereafter arises, such Party shall give prompt written notice thereof to the other Party (such notice briefly to describe the circumstances causing such inability), and, to the extent that the Party giving such notice is unable to perform such duty or obligation, shall be suspended during, but no longer than the continuance of such circumstances; provided, however, that notwithstanding the provisions of this Article 10, the Parties shall be obligated to continue all payments due, if any, pursuant to this Agreement.

11.  NOTICES

     (a) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when mailed postpaid registered or certified mail and addressed to the Party for whom it is intended at its record address, or delivered personally, and such notice shall be effective as of the date it is received. The record addresses of the Parties are set forth in the preamble of this Agreement. A Party may, at any time, substitute for its previous record address any other address by giving written notice to the other Party of the substitution. Copies of all notices hereunder shall also be sent to the following offices:

          (a)  If to Great Lakes:

                    500 East 96/th/ Street, Suite 500
                    Indianapolis, IN 46240
                    Attention: Senior Vice President and General Counsel

          (b)  If to OSCA:

                    156 Commission Boulevard
                    Lafayette, LA 70598
                    Attention: President and C.E.O.
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                                    Page 11

 12. PUBLICITY
 --- ---------

     (a) Publicity. Except as required by law, no Party hereto shall advertise, publicize or disclose the existence of this Agreement or any provisions hereof without the prior consent of the other Party.

 13. ASSIGNMENT
 --- ----------

     (a) Assignment. OSCA shall not transfer or assign in whole or in part this Agreement or any rights or interest hereunder to any third party including, without limitation, subsidiaries, partners or affiliates without the prior written consent of Great Lakes, which consent will not be unreasonably withheld. Great Lakes may assign this entire Agreement to a successor in interest or to an acquirer of all or substantially all the assets of the business to which this Agreement pertains. Except as previously provided herein, any purported assignment shall be null and void.

     (b) Inurement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors and permitted successors and assigns.

 14. GOVERNING LAW
 --- -------------

     (a) Governing Law. This Agreement and the terms herein shall be governed and construed in accordance with the laws of the State of Delaware, disregarding any conflicts of law provisions which may dictate the application of the laws of another jurisdiction.

 15. WAIVER
 --- ------

     (a) Waivers. The failure of either Party to exercise the rights or remedies available under this Agreement shall not be considered a waiver of such rights or remedies and shall not preclude the subsequent exercise thereof. All waivers and consents given hereunder shall be in writing. No waiver by either Party hereto of any breach or anticipated breach of any provision hereof by the other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other Party.

 16. SEVERABILITY
 --- ------------
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                                    Page 12

     (a) Severability. In the event any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or void, then such provision thereof shall be deemed deleted and the balance of this Agreement shall remain in full force and effect; provided, however, that if such deletion frustrates the intent of the Agreement, the Parties shall enter into negotiations in good faith in an effort to reach agreement eliminating such frustration.

17.  ENTIRE AGREEMENT; AMENDMENT

     (a) Entire Agreement. This document and the Exhibits attached hereto constitute the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof, and merge and supercede any and all prior written or oral discussions, understandings, commitments or agreements relating thereto. Unless otherwise expressly set forth in this Agreement, no warranties, express or implied, are made, and no statement, promises or inducements made or offered by any Party or any agent or representative thereof shall be valid or binding. Except as otherwise provided herein, neither Party shall be bound by any provisions additional to or at variance with the terms hereof that may appear in any prior or later communication of the other Party or in a purchase order form of OSCA, or any order acknowledgment form, invoice, bill of lading or other form.

     (b) Amendment. This Agreement may not be amended or modified except in writing by a duly authorized representative of each Party hereto.

     IN WITNESS WHEREOF, Great Lakes Chemical Corporation and OSCA, Inc. have caused this Agreement to be executed by their respective duly authorized representative.


Great Lakes Chemical Corporation         OSCA, Inc.

By: _____________________________        By: __________________________


Name:___________________________         Name:     _______________________
          (Print or Type)            (Print or Type)


Title:____________________________              Title: ________________________

                                   EXHIBIT "A"
                                    PRODUCTS

14.2 PPG Calcium Bromide 52% Cabr. Liquid
Calcium Bromide Dry 95% Cabr
19.2 PPG Zinc Calcium Bromide Liquid 75.6% CaZnbr
12.5 PPG Sodium Bromide Liquid 45% Nabr
Sodium Bromide Dry 97% Nabr

                                  EXHIBIT "B"


                           PRICE AND PRICE ADJUSTMENT
                           --------------------------

(a) Price. The price for the Products shall be Great Lakes' actual fully allocated costs, including depreciation, of producing such Products at its existing South Arkansas facilities, plus [THIS PORTION OF THE SUPPLY AGREEMENT IS CONFIDENTIAL AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]. The price invoiced to OSCA for each shipment of Products hereunder shall be Great Lakes' standard product cost, as of the beginning of the applicable calendar year, for each Product produced at the existing South Arkansas facilities, plus [THIS PORTION OF THE SUPPLY AGREEMENT IS CONFIDENTIAL AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]. The prices shall be subject to adjustment as provided in paragraph (b) of this Exhibit "B". No later than November 30 in each year, Great Lakes will give OSCA written notice of the standard product cost for each Product applicable to the next year.

(b) Quarterly Adjustments. On a quarterly basis, the invoiced price for the Products shipped during any calendar quarter shall be adjusted retroactively up or down to reflect Great Lakes' actual fully allocated costs, including depreciation, for such Products produced at Great Lakes' existing South Arkansas facilities. Within thirty (30) days after the end of each calendar quarter, Great Lakes will give written notice of such adjustment to OSCA. Within thirty
(30) days of the date of such written notice, if the actual costs are higher than the invoiced amount, OSCA shall pay such difference to Great Lakes; or, if the actual costs are lower than the invoiced amount which was actually paid by OSCA, Great Lakes shall refund the difference to OSCA. Notwithstanding the foregoing, Great Lakes shall not be obligated to pass on to OSCA cost savings which may result from synergies in connection with a change in the structure, ownership, or business combination of Great Lakes' existing South Arkansas brine or bromine operations, or new technologies for the mining or manufacture of bromine or the manufacture of bromine products, which may be developed or acquired by Great Lakes.

(c) Definition of Costs. For purposes of paragraphs (a) and (b) above, "fully allocated costs" shall mean the actual costs of raw materials used in the manufacture of the Products and allocated costs of labor, manufacturing conversion and utilities applicable to the production lines, as listed below, utilized by Great Lakes at its existing South Arkansas facility for production of the Products. The quarterly adjustments referred to in paragraph (b) of this Exhibit "B" shall consist of the favorable and unfavorable production line variances of the production lines listed below. The costs and the variances shall be allocated to such production lines in accordance with Great Lakes' current methodology, and any future changes in the methodology shall be made in good faith by Great Lakes and shall be communicated in advance to OSCA. The production lines referred to above are as follows:

     (i)    ELD11040 Zinc Ca Filtration;
     (ii)   ELD11080 CaBr Line incl Absor;
     (iii)  ELD11190 CaBr Absorber @FC;
     (iv)   ELD11350 Spray Dryer Line;
     (v)    ELD18250 Boilerhouse/Central;
     (vi)   ELD21650 NaBr Line South;
     (vii)  ELD21660 NaBr Line II South;
     (viii) ELD28600 Boiler/South.